Exhibit 10.8

WAIVER AND ACKNOWLEDGMENT
This WAIVER AND ACKNOWLEDGMENT (this “Waiver”) is entered into on June 25, 2018 by and between HRB Professional Resources LLC (the “Company”), H&R Block, Inc., a Missouri corporation and the indirect parent corporation of the Company (“Block”), and Jeffrey J. Jones II, the President and Chief Executive Officer of Block (“Executive”).
WHEREAS, the Company, Block, and Executive are parties to that certain Employment Agreement dated as of August 21, 2017 (the “Employment Agreement”) which sets out the terms of Executive’s compensation, including Executive’s eligibility for an annual cash bonus under the H&R Block Executive Performance Plan (the “Executive Performance Plan”) with a maximum bonus equal to 200% of the Executive’s target bonus;
WHEREAS, in connection with investments planned for fiscal year 2019 as a part of Block’s multi-year strategic plan, the Compensation Committee (the “Committee”) of the Board of Directors of Block intends to approve a limitation on the maximum annual short term incentive for fiscal year 2019 for all executives participating in the Executive Performance Plan of 150% of their target bonuses, with any amounts earned over target payable in restricted share units granted under the H&R Block, Inc. 2018 Long Term Incentive Plan; and
WHEREAS, to evidence his full support of the annual short term incentive structure for executives participating in the Executive Performance Plan, including the limitation described in the foregoing clause, Executive wishes to waive his right to be eligible for a maximum cash bonus equal to 200% of his target bonus under Section 3(c) of the Employment Agreement.
NOW THEREFORE, Executive, the Company, and Block hereby agree as follows:
1.Executive hereby expressly (a) voluntarily waives his rights to eligibility for a maximum cash bonus of 200% of his target bonus for fiscal year 2019 and agrees that, for fiscal year 2019, his maximum short term incentive bonus shall be equal to 150% of his target bonus, with any amounts earned over target payable in restricted share units on the terms determined by the Committee; and (b) agrees that the creation of and payments under such annual incentive structure shall not constitute a breach by the Company or Block of the Employment Agreement and shall not give Executive a right to terminate employment due to Good Reason (as defined in the Employment Agreement).

2.The Employment Agreement shall not otherwise be affected by this Waiver.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver.
EXECUTIVE

/s/ Jeffrey J. Jones II
Jeffrey J. Jones II
AGREED TO BY:

H&R BLOCK, INC.                    HRB PROFESSIONAL RESOURCES, LLC

/s/ Tiffany S. Monroe                    /s/ Tiffany S. Monroe
Tiffany S. Monroe                     Tiffany S. Monroe
Chief People Officer                    Chief People Officer